EXHIBIT 99


FOR:     I-TRAX, INC.

FROM:                 Sean Leous, VP-Media Relations
                      Pamela Roderick, Editorial
                      Leighton Foster, Investor Relations
                      Porter, LeVay & Rose, Inc.
                      (212) 564-4700

COMPANY               info@I-trax.com
CONTACTS:             (215) 5577488

                                                           FOR IMMEDIATE RELEASE

                   I-TRAX COMPLETES ACQUISITION OF MYFAMILYMD
                   AND ANNOUNCES CHANGE IN CORPORATE STRUCTURE

         PHILADELPHIA, PA, Feb. 12-- I-trax, Inc. (OTC BB: IMTX), an integrated medical technology company, announced today it has completed its transactions with iSummit Partners, LLC (d/b/a MyFamilyMD) and its owners, as a result of which MyFamilyMD became wholly owned by I-trax.

         I-trax also announced today that I-Trax.com, Inc., has completed the reorganization of its corporate structure, making I-trax, Inc., the parent of I-Trax.com, Inc.

About MyFamilyMD

         MyFamilyMD is an Internet and software company developing personalized Internet applications to enable individuals and families to manage their healthcare. Using the latest technology to guarantee privacy and security, MyFamilyMD's proprietary tools will enable physicians to interact with and educate patients over the World Wide Web, and will allow patients to receive customized information about their specific healthcare needs. More information is available at www.myfamilymd.com.

About I-trax

         I-trax develops sophisticated point-of-care clinical solutions that help manage the most costly and complex diseases. I-trax technologies enable true coordination of care through utilization of shared records by all caregivers -- specialists, primary care, critical care, nursing staff, diagnostic-providers, pharmacy and patients. I-trax has developed an extremely powerful disease management engine and database architecture, enabling expansion into unlimited healthcare applications and partnerships. More information is available at www.i-trax.com.

This news release may contain "forward looking statements" with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated, including those risks detailed in I-trax's filings with the Securities and Exchange Commission, and should be read in light of these risks.